Exhibit 99.4

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED QUARTERLY ADJUSTED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

($ in millions)	Three Months Ended 3/31/15 Pro Forma Combined As Reported	Additional Pro Forma Adjustments(1)	Three Months Ended 3/31/15 Pro Forma Combined As Revised	Three Months Ended 6/30/15 Pro Forma Combined	Six Months Ended 6/30/15 Pro Forma Combined
Revenue	$2,796	$—	$2,796	$2,798	$5,594
Cost and expenses (exclusive of depreciation and amortization)	1,820	—	1,820	1,800	3,620
Depreciation and amortization	689	—	689	695	1,384

Total operating expenses	2,509	—	2,509	2,495	5,004

Operating income	287	—	287	303	590
Investment and other income, net	1	—	1	1	2
Interest expense	449	(41)	408	406	814
Income tax expense (benefit)	(59)	16	(43)	(49)	(92)

Net income (loss)	$(102)	$25	$(77)	$(53)	$(130)

(1)	Adjustments reflect reduction in interest expense and related tax impact due to more favorable rates on $1.5 billion Term Loan Facility vs. Bridge Loan Facility rates.